Exhibit 8.1

Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue

Suite 2320

New York, NY 10170

February 6, 2024

To the Board of Directors of ANEW Medical, Inc.

13576 Walnut Street

Omaha, NE 68144

Ladies and Gentlemen:

We have acted as counsel to ANEW Medical, Inc., a Wyoming corporation (the “Company”), in connection with the Business Combination Agreement, dated as of May 30, 2023 (the “Business Combination Agreement”), by and among the Company, Redwoods Acquisition Corp., a Delaware corporation (“SPAC”) and Anew Medical Sub, Inc., a Wyoming corporation and wholly owned direct Subsidiary of SPAC (“Merger Sub”) pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of SPAC (the “Business Combination”). For purposes of this opinion, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission on August 4, 2023 and as amended through the date hereof under the Securities Act of 1933, as amended, in relation to the Business Combination, and to which this opinion is an exhibit.

All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that the transactions described in the Registration Statement will be consummated in accordance with the description in the Registration Statement.

In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement are true, correct and complete in all material respects; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we (i) confirm that the statements in the Registration Statement under the heading “Tax Consequences to U.S. Holders if the Merger qualifies as either a Tax-Deferred Reorganization under Section 368(a) of the Code or as a Tax-Deferred Contribution under Section 351(a) of the Code” and (ii) are of the opinion that, for U.S. federal income tax purposes, the Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to any other matters, including any tax consequences arising under any state, local or non-U.S. law, with respect to other areas of U.S. federal taxation, or with respect to any persons other than the Company Shareholders. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Business Combination, or any matter other than those specifically covered by this opinion. No opinion is expressed as to any matter not discussed herein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cyruli Shanks & Zizmor, LLP
Cyruli Shanks & Zizmor, LLP